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                                                                    Exhibit 4(e)
                                AMENDMENT NO. 1
                                       TO
                         AMERICAN DENTAL PARTNERS, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                       ---------------------------------


       The American Dental Partners, Inc. 1997 Employee Stock Purchase Plan (the "Plan") is hereby amended pursuant to the following provisions:

       (S)1.  Definitions
              -----------

     All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

     (S)2.  Option Period
            -------------

     The third sentence of (S)5 of the Plan is hereby deleted in its entirety and replaced with the following:

     An "Option Period" under the Plan shall be (a) the period beginning on the closing date of an initial public offering of Shares pursuant to a registration statement filed under the Securities Act of 1933, as amended, and ending on either the June 30 or December 31 which next follows such closing date and which is not less than six calendar months after such closing date (the "Initial Option Period"), and (b) following the Initial Option Period, each successive six-month period of January 1 through June 30 and July 1 through December 31 during which the Plan remains in effect.

     (S)3.  Effective Date; Construction
            ----------------------------

     The effective date of this amendment is February 27, 1998, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.